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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 3, 1999



                            THE INTERLAKE CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

                1-9149                                   36-3428543
        (Commission File Number)            (I.R.S. Employer Identification No.)

  550 Warrenville Road, Lisle, Illinois                  60532-4387
 (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including are code:  (630) 852-8800

                                      N.A.
         (Former name or former address, if changed since last report)




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Item 1.  Changes in Control of Registrant

         On February 4, 1999, in connection with an offer to purchase made by GKN North American Manufacturing Inc., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of GKN North American Incorporated, a Delaware corporation ("Parent"), to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares") (including the associated Common Share purchase rights issued pursuant to that certain Rights Agreement dated as of January 20, 1989 between The Interlake Corporation, a Delaware corporation (the "Company"), and First National Bank of Chicago, as Rights Agent, as amended), of the Company at a price of $7.25 per Common Share, net to the seller in cash, and all outstanding shares of Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share ("the Series A Shares" and, together with the Common Shares, the "Shares"), of the Company at a price of $1,980.87 per Series A Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 10, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), GKN plc, a company publicly traded in the United Kingdom and incorporated in England ("GKN"), and the ultimate parent company of Parent and the Purchaser, announced the expiration of the Offer and the acceptance for payment of the Shares validly tendered and not withdrawn.

         The Offer expired at 12:00 midnight, New York City time, on February 3, 1999. Based on a preliminary count, approximately 18,691,384 Common Shares (including the Rights), representing approximately 81% of the outstanding Common Shares, and 40,000 Series A Shares, representing all of the outstanding Series A Shares, had been tendered and accepted for payment by the Purchaser pursuant to the Offer. The accepted Shares represent approximately 87% of the outstanding Common Shares after giving effect to the conversion of the Series A Shares.

         On February 10, 1999, pursuant to the Agreement and Plan of Merger, dated as of December 5, 1998, by and among Parent, the Purchaser and the Company, the Purchaser merged with and into the Company, with the Company as the surviving corporation, and the Company became a wholly owned subsidiary of Parent (the "Merger"). Upon consummation of the Merger, each outstanding Common Share was converted into the right to receive $7.25 in cash (the "Merger Consideration"). The transfer agent for the Shares has been instructed to close the stock transfer books for the Shares, and trading of the Common Shares on the New York Stock Exchange has been suspended.

         The total amount of funds required by the Purchaser to consummate the Offer and the Merger, refinance the Company's outstanding indebtedness and to pay related fees and expenses is estimated to be approximately $558 million, including approximately $260 million to finance the Offer and the Merger. The Purchaser has received this funding through a combination of intercompany loans and capital contributions. GKN, which has agreed to guarantee unconditionally the obligations of Parent and the Purchaser under the Merger Agreement, has financed the amount necessary to consummate the Offer and the Merger through borrowings under its existing credit facilities. These credit facilities are unsecured and bear market interest



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rates. GKN expects to have sufficient funds from working capital and its existing committed credit facilities to refinance the Company's indebtedness and pay transaction fees and expenses.

         IBJ Whitehall Bank & Trust Company has been retained by Parent and the Purchaser to serve as the paying agent. Letters of transmittal, together with instructions relating thereto, are expected to be provided promptly to the Company's former shareholders so that such shareholders may receive the Merger Consideration.

Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

         99.1 Press release of GKN relating to the consummation of the Merger.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            THE INTERLAKE CORPORATION




Date:  February 11, 1999                    By: /s/ Stephen R. Smith
                                               ---------------------------------
                                               Stephen R. Smith
                                               Vice President, Secretary and
                                               General Counsel


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                                  EXHIBIT INDEX


Exhibit         Description
-------         -----------

 99.1           Press release of GKN relating to the consummation of the Merger.